SUB-ITEM 77M:  MERGERS
Pursuant to the Securities
Act of 1933, as amended,
and the General Rules and
Regulations thereunder, a
Registration Statement on
 Form N-14, SEC File No.
333-173523, was filed on
April 15, 2011.  This filing
relates to an Agreement and
Plan of Reorganization
whereby Federated Asset
Allocation Fund (Surviving
Fund) acquired all of the
assets of Managed Portfolio
(Acquired Fund), a portfolio
of EquiTrust Series Fund,
Inc., in exchange for shares
of the Surviving Fund. Shares
of the Surviving Fund were
distributed on a pro rata
basis to the shareholders of
the Acquired Fund in complete
liquidation and termination
of the Acquired Fund.
As a result, effective July
15, 2011, each shareholder
of the Acquired Fund became
the owner of Surviving
Fund shares having a total
net asset value equal to the
total net asset value of his
or her holdings in the
Acquired Fund.
The Agreement and Plan of
Reorganization providing for
the transfer of the assets
of the Acquired Fund to the
Surviving Fund was approved
by the Board of Trustees by
an unanimous written consent
signed on April 14,
2011 and was also approved
by Acquired Fund shareholders
at a Special Meeting held on
July 14, 2011.
       The Agreement and Plan
of Reorganization for this
merger is hereby incorporated
by reference from
the definitive Prospectus/Proxy
Statement filed with the SEC on
May 25, 2011.